EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 15th day of January, 1999, by and between StrategiNet, Inc., a Delaware corporation ("Company") and Edward E. Minyard ("Executive").

                           WITNESSETH:
                           -----------

     WHEREAS, Executive is currently employed by the Company as its President and Chief Operating Officer; and

     WHEREAS, the Company and Executive desire to continue the Executive's employment with the Company on the terms and conditions hereinbelow set forth;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

     1.   Employment.
          -----------

          (a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company shall employ Executive, and Executive hereby agrees to accept employment by the Company.

          (b) Term of Employment. Unless terminated as provided in Paragraph 5.(a) hereof, the Company shall employ Executive pursuant to the terms of this Agreement for the period commencing on the date hereof (the "Commencement Date") and ending on December 31, 2003. The period during which Executive remains employed by the Company pursuant to this Agreement (as same may be amended or modified from time to time in accordance herewith) shall be referred to as the "Employment Period."

     2. Position and Duties. During the Employment Period, Executive shall serve as President and Chief Operating Officer of the Company. During the Employment Period, Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving as President and Chief Operating Officer of comparable companies and such other duties, responsibilities and obligations not inconsistent with the position of Executive with the Company as may be specified by the Board of Directors of the Company (the "Board") from time to time. Executive shall devote his full business time to the services required of Executive hereunder, except for vacation time and authorized periods of absence due to sickness, personal injury or other disability, and Executive shall use Executive's best efforts, judgment, skill and energy to perform such services in a manner consonant with the duties of Executive's position and to improve and advance the business and interests of Company. Executive represents that Executive's employment hereunder and compliance by Executive with the terms and conditions of this Agreement shall not conflict with or result in the breach of any agreement to which Executive is a party or by which Executive may be bound.

     3.   Compensation.
          -------------

          (a) Base Salary . During the Employment Period, Company shall pay Executive a base salary at the annual rate of $200,000, which salary is referred to herein as "Base Salary." The Company shall pay Executive's Base Salary in equal monthly installments or in such other installments upon which the Executive and the Company may agree.

          (b)  Annual Incentive Compensation.

               (1) For each fiscal year of the Company ending during the Employment Period, Executive shall accrue an annual bonus (the "Annual Bonus") equal to the following:

                      (A) For fiscal years 1999 and 2000, thirty percent (30%) of Executive's Base Salary provided hat, as of the last day of each respective fiscal year the Company has generated earnings before income tax ("EBIT"). For the purposes of this Agreement, EBIT shall be determined solely and exclusively by the Company as evidenced by the financial statements prepared by (or for) the Company for such fiscal year; and

                      (B)  For the remaining fiscal years thirty
percent (30%) of Executive's Base Salary provided that, as of the last day of each such respective fiscal year the Company has generated EBIT; and

               (2) Executive shall become vested in the amount of any Annual Bonus accrued pursuant to Paragraph 3.(b)(1) hereof

                      (A) with respect to he 2001, 2002 and 2003 fiscal years of the Company, in two (2) installments; and

                      (B) with respect to the 2001, 2002 and 2003 fiscal years of Company, in one (1) installment,

in each case on the dates (the "Vesting Date") set forth in the schedule below, provided Executive remains continuously employed by Company pursuant to the terms hereof from the Commencement Date through the applicable Vesting Date.


                            VESTING SCHEDULE
---------------------------------------------------------------------------
                           First Installment       Second Installment
                         --------------------------------------------------
     Fiscal Year         Vesting       Vested     Vesting     Vested
     Annual Bonus          Date       Percentage    Date    Percentage
---------------------------------------------------------------------------

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2
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3
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4
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               (3)    Payment of the one-half of the first installment
of any Annual Bonus which becomes vested pursuant to the Vesting Schedule shall be made to Executive within ten (10) days after receipt by the Board of the unaudited results of operations of the Company for the fiscal year with respect to which such Annual Bonus is accrued and payment of the remaining one-half of the first installment of any Annual Bonus which becomes vested pursuant to the Vesting Schedule shall be made to Executive within ten (10) days after receipt by the Board of the audited financial statements of the Company for the fiscal year with respect to which such Annual Bonus is accrued; provided, however, that in no event shall any such payment be made later than 60 days after the applicable Vesting Date with respect to which such installment is payable. Payment of the second installment of any Annual Bonus which becomes vested pursuant to the Vesting Schedule shall be made to Executive on December 31, 1999, and the amount of any such second installment shall be increased by interest at the publicly announced prime rate of *_________* Bank, as in effect from time to time, compounded quarterly for the period commencing on the last day of the fiscal year with respect to which the applicable Annual Bonus has accrued and ending on the day immediately preceding the date of payment of such second installment.

               (4) In the event of the early termination of the Employment Period pursuant to Paragraph 5 hereof due to a Termination for Cause or a termination by Executive other than a Termination for Good Reason prior to any applicable Vesting Date, then the portion of any Annual Bonus accrued pursuant to Paragraph 1(b)(1) that has not yet become vested shall be forfeited in its entirety, and Executive shall have no right to receive payment in respect of any such amount of Accrued Bonus so forfeited. In the event of the early termination of the Employment Period pursuant to Paragraph 5 hereof by reason of a termination due to Executive's death, a Termination Due To Disability, a Termination Without Cause or a Termination for Good Reason, Executive shall become fully and immediately vested in the unvested portion (the "Deferred Installment") of any Annual Bonus accrued pursuant to Paragraph 1(b)(1) hereof with respect to any fiscal year ending prior to the fiscal year that includes the last day of the Employment Period.

          (c) Stock Option. To permit Executive to participate in the long term success of the Company, the Company hereby grants to Executive at any time from or from time to time from the date hereof until thirty (30) business days after the expiration of the Employment Period (the "Expiration Date") the option to purchase (the "Option") 1,500,000 shares of the common stock of the Company (the "Option Shares") at a purchase price of $1.00 per Option Share (the "Option Share Price").

          (1) Adjustment . The number of Option Shares purchasable and the Option Price shall be subject to adjustment from time to time upon the happening of certain events as follows:

               (A) Reclassification, Consolidation or Merge . In case of any reclassification or change of the outstanding securities of the class of securities which are issuable upon exercise of the Option (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination or an increase or decrease in the number of such securities outstanding) or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of outstanding securities issuable upon the exercise of this Option or an increase or decrease in the number of such securities outstanding), or in case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company, or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute a new option providing that the Executive shall have the right to exercise such new option (upon terms not less favorable to the Executive than those then applicable to the Option) and to receive upon such exercise, in lieu of each Option Share issuable upon exercise of this Option, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, sale or transfer by the holder of each Option Share issuable upon exercise of this Option had the Option been exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such new option shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Paragraph. The provisions of this Paragraph shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

               (B) Subdivision or Combination. If the Company at any time while this Option remains outstanding and unexpired, shall subdivide or combine its outstanding securities of the class of securities which are issuable upon exercise of the Option, the Option
Share Price shall be proportionately reduced in the case of a subdivision of such securities, as of the effective date of such subdivision, or, if the Company shall take a record of holders of such securities for the purposes of so subdividing, as of such record date, whichever is earlier, or shall be proportionately increased, in the case of a combination of such securities, as of the effective date of such combination, or, if the Company shall take a record of holders of such securities for the purpose of such combination, as of such record date, whichever is earlier. Upon each adjustment in the Option Share Price pursuant to this Paragraph, the number of Option Shares purchasable hereunder at the Option Share Price shall be adjusted, to the nearest one hundredth of a whole share, to the product obtained by multiplying such number of Option Shares purchasable immediately prior to such adjustment in the Option Share Price by a fraction, the numerator of which shall be the Option Share Price immediately prior to such adjustment and the denominator of which shall be the Option Share Price immediately thereafter.

               (C) Stock Dividends. If the Company at any time while this Option is outstanding and unexpired shall pay a dividend or make any other distribution on its common stock payable in shares of its common stock, then the Option Share Price shall be adjusted, as of the date the Company shall take a record of the holders of its common stock for the purpose of receiving such dividend or other distribution (or if no record is taken, as at the date of such payment or other distribution) to that price determined by multiplying the Option Share Price in effect immediately prior to such payment or other distribution by a fraction the numerator of which shall be the total number of shares of common stock outstanding immediately prior to such dividend or distribution the denominator of which shall be the total number of shares of common stock outstanding immediately after such dividend or distribution. Upon each adjustment in the Option Share Price pursuant to this Paragraph, the number of Option Shares purchasable pursuant to this Option at the Option Share Price shall be adjusted, to the nearest one hundredth of a whole share, to the product obtained by multiplying such number of Option Shares purchasable immediately prior to such adjustment in the Option Share Price by a fraction, the numerator of which shall be the Option Share Price immediately prior to such adjustment and the denominator of which shall be the Option Share Price immediately thereafter.

               (D) Liquidating Dividends, Etc. If the Company at any time while this Option is outstanding and unexpired shall make a distribution of its assets to the holders of its common stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law, Executive shall, upon exercise of this Option, be entitled to receive, in addition to the number of Option Shares then receivable thereupon, and without payment of any additional consideration therefor, a sum equal to the amount of such assets as would have been payable to Executive as owner of that number of Option Shares receivable by exercise of this Option had Executive been the holder of record of such Option Shares on the record date for such distribution, or if no such record is taken, as of the date of such distribution, and an appropriate provision therefor shall be made a part of any such distribution.

               (E) Other Action Affecting Common Stock. In case after the date hereof the Company shall take any action affecting the common stock of the Company other than an action described in any of the foregoing Paragraphs hereof, which in the opinion of the Board would have a materially adverse effect upon the rights of the Executive, the Option Price then in effect and the Option Shares issuable upon exercise of this Option shall be adjusted in such manner and at such time as the Board on the advice of the Company's independent public accountants may in good faith determine to be equitable under the circumstances.

          (2) Exercise. After the date hereof and prior to the Expiration Date, the Option may be exercised, in whole or in part, at any time or from time to time. In order to exercise the Option, in whole or in part, the Executive shall deliver to the Company:

               (A) A written notice (the "Exercise Notice") duly executed by the Executive indicating the election of Executive to exercise the Option; and

               (B) A certified of bank cashier's check payable to the order of the Company in an amount equal to the aggregate Option Share Price for the number of Option Shares being purchased.

The Company shall, as promptly as practicable, and in any event within ten (10) days after the Exercise Notice and the aggregate Option Share Price are received by the Company, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates evidencing the aggregate number of Option Shares specified in such Exercise Notice. Such certificate or certificates shall be deemed to have been issued, and Executive shall be deemed for all purposes to have become a holder of record of such Option Shares, as of the date the Exercise Notice and the aggregate Option Share Price are received by the Company. The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of such stock certificates. No fractional shares of the Company's common stock will be issued in connection with any purchase hereunder but in lieu of such fractional shares the Company shall make a cash refund therefor equal in amount to the product of the applicable fraction multiplied by the Market Price, as that term is hereinafter defined, per share on the date of exercise. As used herein, "Market Price" per share of common stock at any date as of which such price is to be computed shall be deemed to be the average of the daily closing prices for the thirty (30) consecutive full trading days immediately preceding the day in question. The closing price for each day shall be the last sale price regular way or in case no sale takes place on such day, the average of the closing high bid and low asked prices regular way, in either case:

               (1) as officially quoted in the National Association of Securities Dealers Automated Quotation System ("NASDAQ"); or

               (2) if, in the reasonable judgment of the Board, NASDAQ is not the principal United States market for the common stock, then as quoted on the principal United States market for the common stock, as determined by the Board; or

               (3) if, in the reasonable judgment of the Board, there exists no principal United States market for the common stock then as reasonably determined by the Board.

          (3) Restrictions on Transferability. Except as specifically provided for herein, no transfer or other disposition of the Option or the Option Shares to be acquired upon exercise of the Option (collectively, the "Securities") shall be valid unless:

               (A) there is an effective registration statement under the Securities Act of 1933 (the "Act") covering the Option or such Option Shares, as applicable; or

               (B)    the Corporation's counsel shall have
furnished the Corporation with an opinion to the effect that registration is not required under the Act.

          (4) Certain Permitted Transfers. The foregoing restrictions on transferability shall not apply to the Option or the Option Shares with respect to transfers occurring pursuant to applicable laws of descent and distribution or transfers among Executive's Family Group (collectively, the "Permitted Transfers"), provided that such restrictions on transferability shall be applicable to the Option and the Option Shares after the occurrence of any such Permitted Transfer. For the purposes hereof, the Executive's Family Group shall be defined as Executive's spouse and/or descendants. In the event Executive engages in any such Permitted Transfer, then Executive shall notify the Company of same within ten (10) days after the occurrence of such Permitted Transfer and such notice shall identify the transferee and the nature of the transfer.

          (5) Legend. There shall be imprinted on the face of each certificate representing the Option Shares purchased pursuant to the Option the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SECURITIES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

          (6) Investment. The Executive hereby represents and warrants that the Securities are being acquired for investment for Executive's own account, not as a nominee or agent, and not with the view toward, or for resale in connection with, any distribution thereof The Executive understands that the Securities have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the accuracy of the Executive's representations as expressed herein.

          (7)  Rule 144.  The Executive acknowledges that the
Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Executive is aware of the provisions of Rule 144 (the "Rule") promulgated under the Act which permit limited resale of securities purchased in a private transaction, subject to the satisfaction of certain conditions as set forth in the Rule.

     4.   Benefits, Perquisites and Expenses.
          -----------------------------------

          (a) Benefits. During the Employment Period, Executive shall be eligible to participate in each pension, deferred compensation or welfare benefit plan sponsored or maintained from time to time by the Company, if any, including without limitation each profit sharing, retirement or savings plan or program, and each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan or program in accordance with the Company's policies applicable to employees and the generally applicable provisions of such plans and programs. In addition, during the Employment Period, at the Company's expense, the Company shall provide Executive with term life insurance coverage providing an aggregate death benefit equal to no less than Three Million and No/100 Dollars ($3,000,000.00).

          (b) Perquisite . During the Employment Period, Executive shall be entitled to up to four (4) weeks of paid vacation annually and shall also be entitled to receive such perquisites as may be provided by the Company in accordance with the then current policies and practices of the Company.

          (c) Business Expense . During the Employment Period, the Company shall pay or reimburse Executive for all authorized expenses incurred or paid by Executive in the performance of Executive duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

     5.   Termination of Employment.
          --------------------------

          (a)  Early Termination of the Employment Agreement.
Notwithstanding Paragraph 1/(b) hereof, the Employment Period shall end upon the earliest to occur of:

               (1) a termination of Executive's employment on account of Executive's death; or

               (2)    a Termination Due to Disability; or

               (3)    a Termination for Cause; or

               (4)    a Termination Without Cause; or

               (5)    a Termination for Good Reason; or

               (6) a termination of Executive's employment by Executive following ninety (90) days prior written notice to the Company, other than a Termination for Good Reason.

          (b)  Benefits Payable Upon Termination .   Following the end
of the Employment Period pursuant to Paragraph 5.(a), Executive (or, in the event of the death of Executive, Executive's surviving spouse, if any, or the estate of Executive) shall be paid the type or types of compensation (as such types of compensation are defined hereinafter) determined to be payable in accordance with the following table at the times established pursuant to Paragraph 5.(c):

CAPTION>
-------------------------------------------------------------------------------------------------------------------------------
                                  Earned Salary      Vested       Accrued Bonus     Contingent     Severance       Welfare
                                                     Benefits                         Bonus         Benefit        Benefits
-------------------------------------------------------------------------------------------------------------------------------

Termination due to death          Payable            Payable      Payable           Payable        Payable         Payable
-------------------------------------------------------------------------------------------------------------------------------

Termination due to Disability     Payable            Payable      Payable           Payable        Payable         Payable
-------------------------------------------------------------------------------------------------------------------------------

Termination for Cause             Payable            Payable      Not Payable       Not Payable    Not  Payable    Not Payable
-------------------------------------------------------------------------------------------------------------------------------

Termination Without Cause         Payable            Payable      Payable           Payable        Payable         Payable
-------------------------------------------------------------------------------------------------------------------------------

Termination for Good Reason       Payable            Payable      Payable           Payable        Payable         Payable
-------------------------------------------------------------------------------------------------------------------------------

Termination by Executive for      Payable            Payable      Not Payable       Not Payable    Not Payable     Not Payable
other than Good Reason
-------------------------------------------------------------------------------------------------------------------------------


               (c)    Timing of Payments .

                      (1) The amount of any Earned Salary, Contingent Bonus and Accrued Bonus shall be paid in a single lump sum as soon as practicable, but in no event more than one hundred twenty (120) days following the end of the Employment Period.

                      (2)    Vested Benefits shall be payable in
accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued.

                      (3) Severance Benefits shall be paid on a monthly basis during the period commencing on the date of Executive's termination of employment and ending on the last day of the calendar month that is coincident with or immediately following the twelfth month anniversary of the date on which the Employment Period expired pursuant to Paragraph 5.(a), each such payment to be made on the last day of each month ending during such period, except that such payments shall cease if

                             (A)  Executive obtains other employment
which reduces Executive's Severance Benefit to zero; or

                             (B)  Executive breaches any of the provisions
of Paragraph hereof; or

                             (C)  Company elects, at any time and in its
sole and absolute discretion, to pay Executive the present value of the remaining Severance Benefits payable hereunder in a single lump sum amount with such present value to be calculated using a discount rate equal to one hundred twenty-five percent (125%) of the then-prevailing applicable federal short-term rate, as determined pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended.

                      (4)    Welfare Benefits shall be provided to
Executive during the twelve (12) month period commencing on the date of Executive's termination of employment, provided that, to the extent Executive obtains substantially similar welfare benefit coverage under a plan or program of any subsequent employer prior to the expiration of such twelve (12) month period, Company's obligation to provide such Welfare Benefits to Executive shall terminate.

               (d)    Definitions.   For the purposes of Paragraphs
3.(b)(2) and 5 hereof, capitalized terms shall have the following meanings:

                      (1) "Accrued Bonus" means a prorated amount equal to the product of the incentive compensation Executive would have been entitled to receive under Paragraph 3.(b) hereof for the fiscal year (the "Relevant Fiscal Year") in which Executive's employment terminates pursuant to Paragraph 5.(a), had Executive remained employed for the entire Relevant Fiscal Year, determined in accordance with Paragraph 3.(b)(1) hereof, except as provided otherwise below, multiplied by a fraction, the numerator of which is equal to the number of days in the Relevant Fiscal Year that have elapsed as of the date of Executive's termination of employment and the denominator of which is 365. For the purposes of the foregoing clause 5.(d)(1), the amount of incentive compensation to which Executive would have been entitled shall be calculated based upon Company's performance for the portion of the Relevant Fiscal Year ending on the last day of the month in which Executive's employment terminates, determined from the unaudited financial statements of Company prepared in respect of such period.

                      (2) "Contingent Bonus" means the sum of all Deferred Installments accrued pursuant to Paragraph 3.(b)(1) hereof, but unpaid as of the last day of the Employment Period, with respect to fiscal years of Company ending prior to the fiscal year of Company that includes the last day of the Employment
Period.

                      (3)    "Earned Salary" means any Base Salary
earned, but unpaid, for services rendered to Company on or prior to the date on which the Employment Period ends.

                      (4)    "Severance Benefit" means an amount
equal to one-twelfth of the annual Base Salary payable to Executive immediately prior to the end of the Employment Period; provided, however, that the first Severance Benefit payment made pursuant to Paragraph 5.(c) hereof shall be reduced by the amount of any Earned Salary payable for the month of Executive's termination of employment, and the last such Severance Benefit shall be a prorated amount equal to the product of (A) the Severance Benefit amount multiplied by (B) a fraction, the numerator of which is equal to the number of days in the calendar month that includes the last day of the Employment Period that has elapsed as of such last day and the denominator of which is thirty-one (31); and further provided that if Executive obtains other employment (including self-employment) during any portion of the period during which Executive is entitled to receive Severance Benefits hereunder, Executive shall immediately notify Company in writing of such employment and the terms thereof, and (regardless of whether or when such notice is given) the amount payable as a Severance Benefit shall be reduced, on a dollar-for-dollar basis, but not below zero, by any salary or other fixed or guaranteed compensation payable to Executive in connection with such employment (whether payable currently or deferred). In the event that any fixed or guaranteed amount is payable other than in periodic installments payable at least monthly, such amount shall be converted into a monthly installment by dividing such amount by the number of months of service required to be performed by Executive to receive such compensation or, if no service is required, the number of remaining months with respect to which Executive is entitled to received Severance Benefits.

                      (5)    "Termination for Cause" means a
termination of Executive's employment by Company due to:

                             (A)  Executive's conviction of a felony
or the entering by Executive of a plea of nolo contendere to a felony;

                             (B)  Executive's negligence, dishonesty,
malfeasance or misconduct in connection with Executive's employment hereunder;

                             (C)  Refusal by Executive, in breach of
this Agreement, to perform the duties, responsibilities or obligations assigned to Executive pursuant to the terms hereof,

                             (D)  Any intentional violation by
Executive of any federal or state law, rule or regulation applicable to Company under circumstances in which a determination is made by Company, in the exercise of the reasonable judgement of the Company, that such violation will have a material adverse affect upon the business or reputation of Company; or

                             (E)  Any breach by Executive of any
covenant contained in Paragraph 6. of this Agreement.

               (6) "Termination Due to Disability" means a termination of Executive's employment by Company because Executive has been incapable of fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of. (A) at least four (4) consecutive months; or (B) more than six (6) months in any twelve
(12) month period. Any question as to the existence, extent or potentiality of Executive's disability upon which Executive and Company cannot agree shall be determined by a qualified, independent physician selected by Company and acceptable to both Company and Executive or, in the event of Executive's mental or emotional incapacity, Executive's legal representative. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

               (7)    "Termination for Good Reason" means a
termination of Executive's employment by Executive within ninety
(90) days following a material breach of this Agreement by Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason:

                      (A)    If Executive shall have consented in
writing to the occurrence of the event giving rise to the claim of Termination for Good Reason; or

                      (B)    Unless Executive shall have delivered
a written notice to Board within thirty (30) days of Executive's actual knowledge of the occurrence of such event stating that Executive intends to terminate Executive's employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within sixty (60) days of the receipt of such notice.

               (8)    "Termination Without Cause" means any
termination of Executive's employment by Company other than:

                      (A)  a termination due to Disability;

                      (B)  a Termination for Cause; or

                      (C)  a termination due to death.

               (9) "Vested Benefits" means amounts that are vested or that Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the performance by Executive of further services or the resolution of a contingency.

               (10)   "Welfare Benefits" means:

                      (A)    Coverage under the group medical and
life insurance plans of Company in which Executive participates on the last day of the Employment Period, such coverage to be provided on the same terms and conditions (including the same employee cost) as are applicable to other executive employees of Company from time to time; and

                      (B) Continuation without cost to Executive of the term life insurance coverage specified in Paragraph 4. (a) hereof

          (e) Full Discharge of Company Obligations. The amounts payable to Executive pursuant to this Paragraph 5., following termination of Executive's employment (including amounts payable with respect to Vested Benefits) shall be paid in full and complete satisfaction of Executive's rights under this Agreement and any other claims Executive may have in respect to Executive's employment by the Company. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company.

          6.   Noncompetition and Confidentiality.
               -----------------------------------

               (a) Noncompetition. During the Employment Period and during the twelve (12) month period (the "Restriction Period") following any termination of Executive's employment, Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of five percent (5%) of the outstanding voting shares of any publicly traded company), that is in direct competition with Company in any area of the United States which is west of a theoretical line drawn from the north to the south through Denver, Colorado.

          (b) Confidentiality. Without the prior written consent of Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate governmental agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or information designated as confidential or proprietary that the Company may receive belonging to suppliers, customers or others who do business with the Company (collectively "Confidential Information") to any third person, unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive's breach of this Paragraph 6.(b). The provisions contained in this paragraph shall not be construed to prohibit the use by Executive of Executive's knowledge, experience and other business talents developed over the years as an executive involved in business similar to the business of the Company.

          (c)  Company Property.       Promptly following
Executive's termination of employment, Executive shall return to the Company all property of the Company and all copies thereof in Executive's possession or under Executive's control, including without limitation all Confidential Information, in whatever media.

          (d) Non-Solicitation of Executives. During the Employment Period and the Restriction Period, Executive shall not, directly or indirectly, induce any employee of Company to terminate employment with Company, and shall not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employ ed by Company, unless such person shall have ceased to be employed by Company for a period of at least three (3) months.

          (e) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and the Company's property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants or obligations will cause the Company irreparable injury for which adequate remedies may not be available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or other equitable relief (without the requirement to post bond therefore) restraining Executive from committing any violation of the covenants or obligations contained in this Paragraph 6.; provided, however, that, with respect to Paragraphs 6.(a) or 6.(d), Executive shall have no obligation to abide by such covenants at any time while the Company is in breach of its obligations under this
Agreement.   These injunctive remedies are cumulative and are in
addition to any other rights and remedies Company may have at law or in equity. In connection with the foregoing provisions of this

Paragraph 6, Executive represents that Executive's economic means and circumstances are such that such provisions will not prevent
Executive from providing for Executive and Executive's family on a basis satisfactory to Executive.

     7.   Miscellaneous

          (a) Survival. Paragraphs 3 (c), 5, 6 and 7.(1) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period on the last day thereof specified in Paragraph 1.(b) or by early termination of the Employment Period pursuant to Paragraph 5.

          (b) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession occurs by operation of law or otherwise). This Agreement shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives.

          (c) Assignment . Except as provided under Paragraphs 3.(c) and 7.(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

          (d) Entire Agreement. This Agreement supersedes any and all prior agreements between the parties hereto and constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties relating to the terms of Executive's employment by the Company, other than those that are expressly contained herein.

          (e)  Severability; Reformation. In the event that one
(1) or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of Paragraphs 6.(a) through 7.(d) are not enforceable in accordance with the terms of those paragraphs, respectively, Executive and the Company agree that such paragraph(s) shall be reformed to make such paragraph(s) enforceable in a manner that provides the Company with the maximum rights permitted at law.

          (f) Waiver. Waiver by any party hereto of any breach or default by the other party or any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert such party's rights hereunder on any occasion or series of occasions.

          (g) Notices. Any notice required or desired to be delivered under this Agreement shall be made in writing; shall be delivered personally, by courier service, by registered mail, return receipt requested, or by facsimile; shall be effective upon actual receipt by the party to which such notice shall be directed; and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

     If to Company:

     If to Executive:

                        *____________*
                        *____________*

                        Facsimile: *____________*

          (h) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

          (i) Heading . Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof

          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (k) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

          (l) Governing Law. This Agreement shall be governed by the laws of the State of *_________* without reference to principles or conflicts or choice of law under which the law of any other jurisdiction would apply.

          (m) Jurisdiction and Venue. The parties hereby agree that any dispute which may arise between them as a result, of or in connection with this Agreement shall be adjudicated before a court located in *________* and such parties hereby submits to the exclusive jurisdiction of the courts of the State of *___________* and the federal courts in *________* with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now have or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement or any performance required hereunder, and consent to service of process in any such action or legal proceeding by means of registered mail or certified mail, return receipt requested, in care of the address set forth herein or such other address as either party may furnish in writing to the other, provided process is actually received.

          (n) Costs and Expenses. The parties hereby agree that in the event any dispute arises between them as a result of or in connection with this Agreement then the prevailing party shall be entitled to reimbursement of all costs and expenses incurred in the resolution of any such dispute, including but not limited to reasonable legal fees and costs.












                  (Signatures appear next page)

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set Executive's hand as of the day and year first above written.


                                By:     /s/
                                   ______________________________